Exhibit 99.1
NEWS RELEASE
For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Announces Business Relationship to Provide Components to a Global Manufacturing Company and Additional Actions to Reduce Costs by Realigning its Global Footprint

Racine, WI, July 20, 2006 -- Modine Manufacturing Company (NYSE: MOD), a world leader in designing and developing heating and cooling solutions for the automotive, truck, electronics cooling, heavy-duty and industrial markets, announced today several key steps in its ongoing global competitiveness initiative intended to increase revenues by being more cost competitive. These include:
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A business relationship to provide components to a major global manufacturing company. The details of this relationship will be jointly announced within this fiscal quarter. The partnership will result in significant additional new business to Modine starting early in fiscal 2009;

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As a result of the above relationship, the company is announcing plans to build a new facility adjacent to its current Nuevo Laredo, Mexico facility. In addition, this new facility will serve as a critical element in the company’s business growth strategy with other customer projects. This is an opportunity for Modine to leverage its current footprint in the Nuevo Laredo area and build on its cost competitive position;

•	The closing of Modine’s Richland, South Carolina plant and consolidating production into its facility in McHenry, Illinois to gain scale efficiencies in its U.S. manufacturing platform; and,
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A conditionally approved recommendation to close Modine’s facility in Clinton, Tennessee, based on the anticipated phase out of certain Chrysler programs over the 2007-2009 periods. The recommendation is conditioned on the conclusion of decision bargaining with the union at the facility.

In commenting on these actions, David B. Rayburn, Modine’s President and Chief Executive Officer said, “Today’s announcements, while difficult for those employees affected by our repositioning actions, validate that our plan to win more business by being a financially strong, cost competitive technology leader in our markets is working. Our moves to consolidate production in the U.S. will better utilize capacity and improve our fixed cost absorption. Expanding our facilities in Nuevo Laredo, Mexico to service our new business and that of our current customers goes far to support their needs for high performance, high technology components and systems in a cost competitive manner.”

The announcement will result in the company recording approximately $8.0 million in pre-tax charges over the closure period, consisting of $2.5 million of employee-related costs (subject to union decision bargaining), $1.5 million of asset related costs and $4.0 million of other related costs. The actions should be completed by the end of the company’s 2008 fiscal year. Cash-related expenditures for these actions will be approximately $7.0 million.

Earlier in 2006, the company announced a two to three year global competitiveness program intended to reduce costs, accelerate technology development, and accelerate market and geographic expansion -- all intended to stimulate growth and profits. More specifically, the company’s goals are to:
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Reduce its selling, general and administrative (SG&A) expenses by approximately $20 million, or 10 percent, in the next 12 months, through a combination of early retirement programs, internal process improvements, and other actions.

•	Enact a disciplined approach to global purchasing, emphasizing sourcing from low cost countries and leveraging scale;
•	Accelerate expansion into new markets and geographies through acquisition and internal development;
•	Accelerate technology development; and,
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Realign its global manufacturing footprint to leverage its manufacturing scale within the boundaries of its small plant philosophy -- increasing its fixed cost absorption -- and expand its manufacturing presence in low cost countries.

Since the program was announced and excluding today’s announcement, the company has reiterated its $300 million net new business trend.

Conference Call and Webcast
Modine will conduct a conference call today -- Thursday, July 20 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss the company’s performance for the fiscal 2007 first quarter and the details of this announcement. President and Chief Executive Officer, Dave Rayburn, and Executive Vice President, Finance and Chief Financial Officer, Brad Richardson will host the call. Participants should call 800.662.5508 from the U.S. and Canada, or 913.981.5568 internationally to gain access to the conference call. A replay of the conference call will be available through August 3, 2006 by calling 719.457.0820 or 888.203.1112. Use confirmation code 4072819.

About Modine
Founded in 1916, with fiscal 2006 revenues from continuing operations of $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, and air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the company has approximately 8,000 employees at 34 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com.

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, exploitation of technology, expansion into niche markets, incremental business and continuing market strength are based on Modine's current expectations. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties including, but not limited to, market acceptance and demand for products and technologies; successful launch by Modine of the above described program; success of the above described platform in which Modine’s products are included; non-cancellation of the platform or Modine as a supplier; the ability of Modine, its customers and suppliers to achieve projected sales and production levels and avoid unanticipated product or manufacturing difficulties; and other factors affecting Modine’s business prospects discussed in filings made by Modine, from time to time, with the SEC including the factors discussed in the "Cautionary Factors" section in Item 7 of the Company's most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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